Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-174781) to be filed on or about August 16, 2011, and related Prospectus of TransDigm Group Incorporated for the registration of up to $1.6 billion of its 7 ¾% Senior Subordinated Notes due 2018 of our report dated March 25, 2010, with respect to the consolidated financial statements of McKechnie Aerospace Holdings, Inc. and Subsidiary, included in TransDigm Group Incorporated’s Current Report (Form 8-K/A) dated December 10, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 16, 2011